UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  September 24, 2013

Commission File Number 000-527273

ELRAY RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0526438
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

3651 Lindell Road, Suite D 131, Las Vegas, NV	46992
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 917-775-9689

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 24, 2013, Elray Resources, Inc., a Nevada corporation (“Elray”), entered into a Termination Agreement (the “Termination Agreement”), with Lao Sio I (“Lao”), Millennium Commodity Trading Pty Ltd., a Hong Kong corporation (“Millennium”) and Millennium Holdings Pty Ltd., a Hong Kong corporation (“Millennium Holdings”), whereby Elray, Lao, Millennium and Millennium Holdings agreed to rescind that certain Public Stock for Private Acquisition Agreement dated May 4, 2012, entered into between Elray and Lao (the “Sale Agreement”).

Under the Sale Agreement, Elray acquired 100% of the outstanding stock of Golden Match Holdings Ltd. (“Golden Match”) from Lao in exchange for 211,018,516 shares of Elray’s Series A Preferred Stock. Lao was also named a member of the Board of Directors of Elray.

Following execution of the Sale Agreement, disputes arose between Elray, Lao, Millennium and Millennium Holdings regarding the parties’ obligations and performance under the Sale Agreement. As a result, legal proceedings were instituted in the District Court of Clark County in the State of Nevada and also in Juizo Civel, Tribunal Judicial de Base in Macau. The parties have now resolved all disputes related to the litigation and the Sale Agreement and have entered into a Settlement Agreement, which requires that the parties enter into and deliver the Termination Agreement.

Pursuant to the terms of the Termination Agreement, Elray agreed to return to Lao, Millennium and Millennium Holdings all of the stock of Golden Match it received under the Sale Agreement and Lao, Millennium and Millennium Holdings agreed to return to Elray all of the stock of Elray they received under the Sale Agreement. Lao therefore has relinquished any right to be a member of Elray’s Board of Directors. All parties also agreed to release each other for any and all claims that they hold against each other.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELRAY RESOURCES, INC.

DATE: September 25, 2013	By:	/s/ Brian Goodman
	Name:	Brian Goodman
	Title:	President

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